[CBIZ LOGO] CENTURY BUSINESS SERVICES, INC.                       PRESS RELEASE









FOR IMMEDIATE RELEASE             CONTACT:   DAN CLARK
                                             Vice President, Corporate Relations
                                             Cleveland, Ohio
                                             (216) 447-9000


               CBIZ RETAINS MERRILL LYNCH TO EXPLORE ALTERNATIVES
                          TO ENHANCE SHAREHOLDER VALUE


Cleveland, Ohio (October 5, 1999)--Century Business Services, Inc. (NASDAQ:CBIZ) ("CBIZ") has announced that it has retained Merrill Lynch & Co. to assist the Company in exploring strategic alternatives to enhance shareholder value. Under consideration are a number of alternatives, including an alliance with a financial or strategic partner(s) and merging or selling the Company.

Over the past few months, the Company has been approached by several outside financial and strategic parties to explore exclusive business relationships. To date, the Company has concluded that none of these relationships would result in a sufficient enhancement of shareholder value. Commenting on the announcement, Michael G. DeGroote, Chairman and Chief Executive Officer, stated, "Our discussions over the past few months with various parties have led us to the conclusion that we should examine all of our options to increase shareholder value. The market for business services is large and rapidly growing and is attracting increasing attention. As one of the largest companies providing a wide array of services, we have been a major force in reshaping this industry. Our announcement today is part of that continuing trend."

Recently ranked the seventh-largest accounting company in the country by Accounting Today, and one of the 100 fastest-growing companies in the nation by Fortune magazine, Century Business Services, Inc. is a leading provider of outsourced business services to small and medium-sized companies throughout the United States. The Company provides integrated services in the following areas: accounting, advisory, tax, and valuation; benefits administration and insurance; human resources and payroll; performance consulting; specialty insurance; and information technology through its CBIZ Interactive division. These services are provided throughout a network of more than 200 Company offices in 37 states, as well as through its subsidiary, Century Small Business Solutions, a franchisor of accounting services with more than 600 offices in 47 states. The Company services approximately 110,000 business clients, of which approximately 54,000 are serviced through the Century Small Business Solutions network. Management estimates that its clients employ more than 2.4 million employees, including 400,000 employed by clients of the Century Small Business Solutions network.



                                  Page 1 of 2






      6480 Rockside Woods Blvd., South - Suite 330 - Cleveland, OH 44131 -
                   Phone (216) 447-9000 - Fax (216) 447-9007

During the past three years, CBIZ has built one of the largest independent fee-for-service- and commission-based business outsourcing services platforms across the nation, focusing on providing services mainly to small and mid-sized companies through its network of trusted advisors. Over this time period, Business Services revenue has grown from $0 to a 1999 estimate of more than $500 million, with accompanying strong profit growth and over 20% and 10% EBITDA and net profit margins, respectively. The Company's unique `trusted advisor relationship' business model facilitates cross-serving of customers through powerful local and regional distribution channels across the country through its network. CBIZ's attractive platform is positioned for continued market consolidation in this fragmented marketplace and offers a great opportunity to extend its leadership in offering attractive financial, insurance, and other business products and services through its trusted advisor network.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company's ability to acquire and finance additional businesses; the Company's ability to adequately manage its growth; the Company's dependence on the current trend of outsourcing business services; the Company's dependence on the services of its CEO and other key employees; the Company's ability to adequately estimate its liability reserves for its insurance businesses; the possibility of market reverses in its investment portfolios; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

   For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our website at www.cbiz.com. To receive CBIZ press releases via e-mail, please write to pressrelease@cbiz.com.






                                  Page 2 of 2